Exhibit 10.7

June 4, 2026 (Revised June 19, 2026)

Nicholas Maestas

Re: Separation Agreement and General Release

Dear Nic:

This letter confirms that you tendered your notice of resignation from Tempest Therapeutics, Inc. (the “Company”) effective June 5, 2026 and your employment ended on that date (the “Separation Date”). This letter sets forth the substance of the separation agreement and general release (the “Agreement”) that the Company is offering to you.

1. Accrued Benefits; Cessation of Equity Vesting. Regardless of whether this Agreement becomes effective, (a) the Company will pay you the Accrued Benefits (as defined under Section 4(a)(i) of your February 3, 2026 Employment Agreement (the “Employment Agreement”)); (b) your participation in the Company’s group health plans will cease on the last day of the month in which the Separation Date occurs and you will be provided with a separate notice describing your rights and obligations under COBRA and a form for electing COBRA coverage; and (c) any outstanding equity awards you have received from the Company will cease vesting on the Separation Date, with the unvested portion being forfeited and the vested portion remaining subject to the terms and conditions of the applicable grant notices, award agreements, and governing plan documents.

2. Severance Benefits. In lieu of any severance benefits eligibility under Section 4(b) of the Employment Agreement given the dispute as to whether your resignation was for or without Good Reason, if you (i) timely sign this Agreement; (ii) allow it to become effective; and (iii) comply with your obligations under it, including the terms of the Proprietary Information and Inventions Agreement (collectively, the “Severance Preconditions”), then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits”):

(a) Severance Pay. The Company will pay you $213,667.00, subject to standard payroll deductions and withholdings (the “Severance Pay”), which is an amount equal to four-and-a-half (4.5) months of your base salary in effect as of the Separation Date plus 75% of your pro-rated target bonus for 2026 based on your Separation Date. The Severance Pay will be paid in substantially equal installments on the Company’s bi-weekly regular payroll dates during the four-and-a-half (4.5) month period following the Separation Date; provided that the first installment will be delayed until after the Agreement becomes non-revocable and effective and will include a catch-up for any installment that would have been paid had the Agreement sooner become so.

(b) COBRA Benefits. If you timely elect continued coverage under COBRA, then the Company shall directly pay or reimburse you (at its sole discretion) for the COBRA premiums to continue your health insurance coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the date that is the earlier of (i) six (6) months from the Separation Date or (ii) the date upon which you commence subsequent full-time employment (or employment that provides you with

Exhibit 10.7

eligibility for healthcare benefits substantially comparable to those provided by the Company) (the “COBRA Severance Benefit”). Notwithstanding the foregoing and to the extent applicable, if at any time the Company determines, in its sole discretion, that the payment of the COBRA Severance Benefit would result in a violation of applicable law (including, but not limited to, Section 105(h) of the Internal Revenue Code of 1986, as amended, Section 2716 of the Public Health Service Act, or any statute or regulation of similar effect), then provided you remain eligible for reimbursement in accordance with this section, in lieu of providing the COBRA Severance Benefit, the Company will instead pay you on the last day of each remaining month of the COBRA Premium Period, a fully taxable cash payment equal to the COBRA Severance Benefit for that month, subject to applicable tax withholdings for the remainder of the COBRA Payment Period. You may, but are not obligated to, use this taxable payment to pay for medical expenses, including COBRA premiums.

You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any bonus, vacation, incentive compensation, commissions, equity, or employee stock purchase plan.

3. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below or in furtherance of your rights under Section 7 of the National Labor Relations Act, if applicable.

4. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

5. Release of Claims.

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its past, present, or future affiliated, related, parent and subsidiary entities, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

Exhibit 10.7

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or your separation from employment (including, without limitation, whether your resignation was for or without Good Reason); (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), California's Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Business and Professions Code, California Equal Pay Law, California Family Rights Act, California Pregnancy Disability Leave Law, California WARN law, any applicable California Industrial Welfare Commission Wage Order, wrongful termination in violation of public policy (Tameny claims), and the California Constitution, all as amended, all as amended. You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period.

(c) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, and changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which are not waivable as a matter of law (such as

Exhibit 10.7

claims for unemployment benefits or workers compensation); and (iii) any claims for breach of this Agreement.

(e) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

6. Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

7. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

8. Continuing Obligations. You acknowledge and reaffirm your continuing obligations under your Proprietary Information and Inventions Agreement, which is incorporated herein by reference, and agree to abide by those continuing obligations.

Exhibit 10.7

9. Non-Disparagement. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process, or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under whistleblower provisions of federal or state law or from exercising your rights to engage in protected speech under Section 7 of the National Labor Relations Act, if applicable. Matt Angel agrees not to disparage you in any manner likely to be harmful to your business or personal reputation; provided that Mr. Angel may respond accurately and fully to any request for information if required by legal process, or in connection with a government investigation.

10. No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion or as permitted under the section of this Agreement entitled “Protected Rights”) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

11. Cooperation. You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages) and will make reasonable efforts to accommodate your scheduling needs.

12. Miscellaneous. This Agreement and the Proprietary Information and Inventions Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed

Exhibit 10.7

in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

[signature page follows]

Exhibit 10.7

If this Agreement is acceptable to you, please sign below and return the original to me no earlier than June 5, 2026 and no later than June 25, 2026 (i.e.,. twenty-one (21) calendar days from the date this Agreement was tendered to you). The Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe.

We wish you the best in your future endeavors.

Sincerely,

TEMPEST THERAPEUTICS, INC.

/s/ Matt Angel__________________________________

Matt Angel, Chief Executive Officer

I have read, understand, and agree fully to the foregoing Agreement:

/s/ Nicholas Maestas__________________________________

Nicholas Maestas

__________________________

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